PRESS RELEASE


FOR IMMEDIATE RELEASE                           CONTACT:


Titanium Metals Corporation                     Joseph S. Compofelice
1999 Broadway, Suite 4300                       Chief Financial Officer
Denver, Colorado   80202                        281-423-3303



                     TIMET COMPLETES VALTIMET JOINT VENTURE


      DENVER, COLORADO . . . August 5, 1997 . . . Titanium Metals Corporation ("TIMET") (NASDAQ: TIMT) announced today that it has completed the previously announced formation of ValTimet, its welded tubing joint venture with Valinox Welded, a Vallourec company. Valtimet is owned 54% by Valinox Welded and 46% by TIMET. Pro forma combined sales of the joint venture for 1996 were approximately $110 million. In connection with the formation of the joint venture, TIMET and ValTimet entered into a titanium supply agreement that will make TIMET the primary supplier of titanium strip product to the joint venture.

      ValTimet, with approximately 300 employees, manufactures welded tubing, principally titanium and stainless steel, in plants located in the United States and France and, through a majority-controlled subsidiary with approximately 50 employees, Changzhou Valinox Great Wall Welded Tube Limited, in China.

      TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.